  Exhibit 99.1

MusclePharm Corporation Reports 2017 Fourth Quarter and Full Year Financial Results

Fourth quarter revenue increases and operating loss narrows compared with the third quarter as company makes progress toward sustained profitable growth

Conference call begins at 4:30 pm Eastern time today

BURBANK, Calif. (March 28, 2018) – MusclePharm® Corporation (OTC/QB: MSLP) (“MusclePharm” or the “Company”), a scientifically driven, performance-lifestyle sports nutrition company, reports financial results for the three and twelve months ended December 31, 2017 and provides a business update.

Fourth quarter 2017 financial highlights include the following (all comparisons are with the third quarter of 2017):

●
Revenue of $25.6 million increased by 5% from $24.4 million
●
Operating loss of $936,000 narrowed by 28% from $1.3 million
●
Net loss of $2.5 million compared with $2.1 million
●
Non-GAAP Adjusted EBITDA of $1.2 million compared to $1.3 million
●
Cash of $6.2 million as of December 31, 2017, as compared to $4.9 million

“During the fourth quarter we continued with our efforts to transition MusclePharm into a disciplined, healthy company while pursuing our objective of consistent, profitable growth,” said Ryan Drexler, Chairman, President and CEO of MusclePharm. “We posted quarter over quarter sales growth and Adjusted EBITDA of $1.2 million. This performance reflects the increasing contribution from online sales as the market transitions from brick-and-mortar and specialty retailers, as well as improvements in manufacturing and distribution, expansion into international markets, and new marketing and promotional initiatives. We are managing expenses pursuant to a restructuring that began in 2015 that resulted in a significant reduction in SKUs, many of which were unprofitable, and the elimination of expensive endorsements that were not ROI positive. Of note, we reduced the amount of cash used by operating activities in 2017 by $10 million compared with 2016.

“We have a thoughtful plan for profitable growth and are actively supporting the relationships with our largest customers,” he said. “We are aiming to reinvigorate relationships with legacy customers by better understanding their needs and providing appropriate product offerings. Our sales team is also calling on a broader mix of potential customers for our Natural Series product line.

“Importantly, we are seeking to leverage our brand recognition in the U.S. and abroad to expand distribution to partners who seek stability in their business relationships, which is particularly important in our fragmented market. We have built a strong foundation on the high quality of MusclePharm products, and we believe this will be the cornerstone of our success,” Drexler concluded.

Fourth Quarter Financial Results

Net revenue for the fourth quarter of 2017 was $25.6 million compared with $26.0 million for the fourth quarter of 2016, with the decrease primarily due to a shift in business strategy to streamline distribution channels and SKUs, as well as an increased focus on online distributors.

Gross profit margin for the fourth quarter of 2017 was 32.6% compared with 32.2% for the fourth quarter of 2016, with the improvement due primarily to a decrease in discounts and allowances.

Advertising and promotion expenses for the fourth quarter of 2017 were $3.3 million compared with $1.8 million for the fourth quarter of 2016, with the increase primarily related to increased costs associated with promotions and advertising with our key partners. Salaries and benefits expenses for the fourth quarter of 2017 were $1.6 million compared with $2.8 million for the fourth quarter of 2016, with the decrease due to a reduction in headcount as part of the relocation of the Company’s headquarters to Burbank, California. Selling, general and administrative expenses (SG&A) for the fourth quarter of 2017 were $2.9 million compared with $3.3 million for the fourth quarter of 2016, with the decrease primarily due to lower office, freight and rent expenses, and lower depreciation and amortization. Research and development (R&D) expenses were $154,000 and $205,000 for the fourth quarters of 2017 and 2016, respectively. Professional fees of $735,000 for the fourth quarter of 2017 were down from $1.3 million for the prior-year period, due mainly to lower legal fees.

The Company had no restructuring-related charges in the fourth quarter of 2017 compared with a reversal of $898,000 for the fourth quarter of 2016. Settlement of obligations was $424,000 for the fourth quarter of 2017 related to several matters that were resolved during the period; there was no comparable charge for the fourth quarter of 2016. Impairment of assets for the fourth quarter of 2017 was $180,000 compared with a reversal of $72,000 for the prior-year period. Loss on settlement of accounts payable for the fourth quarter of 2017 was $41,000 compared with a gain of $9.9 million for the fourth quarter of 2016, due mainly to the successful settlement of a dispute in the fourth quarter of 2016 stemming from a manufacturing agreement. Other expense, net, for the fourth quarter of 2017 was $1.5 million compared with $887,000 for the fourth quarter of 2016, with the increase primarily due to interest expense related to an increase in borrowing.

The net loss for the fourth quarter of 2017 was $2.5 million, or $0.18 per share, compared with net income of $8.8 million, or $0.65 per share, for the fourth quarter of 2016. The decrease is primarily due to a large gain on settlement of accounts payable of $9.9 million in the fourth quarter of 2016. Adjusted EBITDA excluding one-time events for the fourth quarter of 2017 was $1.3 million consistent with the fourth quarter of 2016. A reconciliation of GAAP to non-GAAP measures is provided below.

Full Year Financial Results

Net revenue for 2017 was $102.2 million compared with $132.5 million for 2016. Gross profit margin for 2017 was 29.8% compared with 33.6% for 2016.

Advertising and promotion expenses for 2017 were $9.4 million compared with $10.7 million for 2016. Salaries and benefits expenses were $10.1 million for 2017 compared with $18.0 million for the prior year. SG&A expenses for 2017 were $12.1 million compared with $15.9 million for 2016. R&D expenses were $642,000 for 2017 compared with $1.9 million for 2016. Professional fees were $3.4 million for 2017 compared with $5.7 million for the prior year.

The Company had no restructuring charges for 2017 compared with a reversal of $3.5 million for 2016. Settlement of obligations for 2017 was $1.9 million and there was no comparable charge for 2016. Impairment of assets for 2017 was $180,000 compared with $4.4 million for 2016. Gain on settlement of accounts payable for 2017 was $430,000 compared with $9.9 million for 2016. There was a $2.1 million loss on the sale of a subsidiary in 2016 and no comparable charge in 2017. Other expense, net, was $4.1 million for 2017 and $2.3 million for 2016.

The net loss for 2017 was $11.0 million, or $0.79 per share, compared with a net loss of $3.5 million, or $0.26 per share, for 2016. Adjusted EBITDA excluding one-time events for 2017 was $5.7 million compared with $11.2 million for 2016.

Cash as of December 31, 2017 was $6.2 million compared with $4.9 million as of December 31, 2016. The Company used $5.1 million of cash to fund operations during 2017 compared with $15.1 million of cash during 2016.

All results summarized in this press release (including the financial statement tables) should be considered preliminary, are qualified in their entirety by the financial statement tables included in this press release, and are subject to change. Please refer to MusclePharm’s Annual Report on Form 10-K for the year ended December 31, 2017, which will be filed with the U.S. Securities and Exchange Commission on or about April 2, 2018.

2017 Product Highlights and Corporate Developments

Products

●
Launched the MusclePharm® Natural Series line of plant-based, certified organic products to meet the growing demand for high-quality, all-natural offerings that promote healthy lifestyles.
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Launched Wreckage® pre-workout, which boasts a premium formulation consisting of 300mg of caffeine and Vaso6®.
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Relaunched the three-time Bodybuilding.com “Bar of the Year” Combat Crunch protein bar franchise in its original recipe.

Corporate

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Strengthened executive team with the appointment of Matthew Kerbel as Chief Marketing Officer. Mr. Kerbel brings proven experience in formulating and executing impactful multi-channel marketing for emerging consumer products.
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Hired Mark Johnson as Vice President of North America Sales, FDM to focus on expanding distribution in the food, drug and mass channels.
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Announced the additions of sales executives Jason Keenan and Christian Love, who have a combined 30 years of natural supplements sales experience, to support the introduction, sales and marketing of the MusclePharm® Natural Series product line.
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Appointed 40-year accounting veteran John J. Desmond and MusclePharm Executive Vice President of Sales & Operations Brian Casutto to the Board of Directors.
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Relocated MusclePharm headquarters from Denver to Burbank to be closer to the company’s largest consumer base and influencers, find new talent to help shepherd the brand forward in a differential way; and to allow for year-round training and content capture at MusclePharm’s Sports Science Institute.

Non-GAAP Financial Measures

Adjusted EBITDA, including certain one-time adjustments, is a non-GAAP measure that excludes stock-based compensation expense, restructuring charges, depreciation and amortization, as well as other items defined in the reconciliation table included in the press release. Management believes Adjusted EBITDA is a primary metric to track company performance as it excludes one-time and non-recurring items, and reflects the state of the underlying sustaining business.

Conference Call and Webcast

MusclePharm will hold a conference call and webcast today, Wednesday, March 28, 2018, as follows:

Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Domestic Dial-In:	800-698-8202
International Dial-In:	702-495-1913
Conference ID:	1285688

A live webcast will be available online at http://ir.musclepharmcorp.com/ and archived for 90 days. An audio replay of the conference call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 855-859-2056 for domestic callers and 404-537-3406 for international callers and use conference ID 1285688.

About MusclePharm Corporation
MusclePharm® develops, manufactures, markets and distributes branded nutritional supplements. Its portfolio of recognized brands includes MusclePharm® Sport Series, Essential Series and FitMiss™, as well as Natural Series, which was launched in 2017. These products are available in more than 100 countries worldwide. MusclePharm is an innovator in the sports nutrition industry with clinically proven supplements that are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, physicians and universities. For more information, visit www.musclepharmcorp.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects," "anticipates," "intends," "estimates," "plans," "potential,” "possible," "probable,” "believes," "seeks," "may,” "will,” "should," "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Investors Contact
LHA Investor Relations
Jody Cain
jcain@lhai.com
310-691-7100

Financial Tables to Follow

MusclePharm Corporation
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash	$6,228	$4,943
Accounts receivable, net of allowance for doubtful accounts of $1,363 and $462, respectively	16,668	13,353
Inventory	6,484	8,568
Prepaid giveaways	89	205
Prepaid expenses and other current assets	993	1,725
Total current assets	30,462	28,794
Property and equipment, net	1,822	3,243
Intangible assets, net	1,317	1,638
Other assets	225	421
TOTAL ASSETS	$33,826	$34,096
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,742	$9,625
Accrued liabilities	7,761	9,051
Accrued restructuring charges, current	595	614
Obligation under secured borrowing arrangement	5,385	2,681
Convertible notes with a related party, net of discount	—	16,465
Line of credit	3,000	—
Total current liabilities	28,483	38,436
Convertible note with a related party, net of discount	16,669	—
Accrued restructuring charges, long-term	120	208
Other long-term liabilities	1,088	332
TOTAL LIABILITIES	46,360	38,976
Commitments and contingencies (Note 9)
Stockholders' deficit:
Common stock, par value of $0.001 per share; 100,000,000 shares authorized; 15,526,175 and 14,987,230 shares issued as of December 31, 2017 and 2016, respectively; 14,650,554 and 14,111,609 shares outstanding as of December 31, 2017 and 2016, respectively	14	14
Additional paid-in capital	159,608	156,301
Treasury stock, at cost; 875,621 shares	(10,039)	(10,039)
Accumulated other comprehensive loss	(150)	(162)
Accumulated deficit	(161,967)	(150,994)
TOTAL STOCKHOLDERS’ DEFICIT	(12,534)	(4,880)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$33,826	$34,096

MusclePharm Corporation
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
Revenue, net	$25,558	$26,026	$102,155	$132,499
Cost of revenue (1)	17,236	17,649	71,710	88,026
Gross profit	8,322	8,377	30,445	44,473
Operating expenses:
Advertising and promotion	3,272	1,774	9,352	10,652
Salaries and benefits	1,605	2,830	10,134	18,033
Selling, general and administrative	2,888	3,337	12,071	15,941
Research and development	154	205	642	1,869
Professional fees	735	1,290	3,378	5,735
Restructuring and other charges (reversals)	—	(898)	—	(3,477)
Settlement of obligations	424	—	1,877	—
Impairment of assets	180	(72)	180	4,378
Total operating expenses	9,258	8,466	37,634	53,131
Loss from operations	(936)	(89)	(7,189)	(8,658)
Gain on settlement of accounts payable	(41)	9,927	430	9,927
Loss on sale of subsidiary	—	—	—	(2,115)
Other expense, net	(1,546)	(887)	(4,072)	(2,313)
Loss before provision for income taxes	(2,523)	8,951	(10,831)	(3,159)
Provision for income taxes	24	180	142	318
Net loss	$(2,547)	$8,771	(10,973)	(3,477)

Net loss per share, basic and diluted	$(0.18)	$0.65	$(0.79)	$(0.26)

Weighted average shares used to compute net loss per share, basic and diluted	13,990,290	13,563,715	13,877,686	13,438,248

(1)
Cost of revenue for the year ended December 31, 2016 includes restructuring charges of $2.3 million, related to write-down of inventory for discontinued products.

MusclePharm Corporation
Consolidated Statements of Cash Flows
(In thousands)

	For the Year Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,973)	$(3,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	1,139	1,551
Amortization of intangible assets	321	576
Bad debt expense	1,524	386
Gain on settlement of accounts payable	(430)	(9,927)
Loss on disposal of property and equipment	31	163
Loss on sale of subsidiary	—	2,115
Non-cash impairment of assets	180	4,381
Non-cash restructuring and other charges (reversals)	—	(4,132)
Inventory write down related to restructuring	—	2,285
Amortization of prepaid stock compensation	—	938
Amortization of debt discount and issuance costs	545	113
Stock-based compensation	2,096	5,304
Issuance of common stock warrants to third parties for services	—	6
Write off of prepaid financing costs	275	—
Changes in operating assets and liabilities:
Accounts receivable	(4,619)	7,338
Inventory	2,124	(480)
Prepaid giveaways	117	103
Prepaid expenses and other current assets	732	2,482
Other assets	(77)	(322)
Accounts payable and accrued liabilities	1,991	(20,802)
Accrued restructuring charges	(107)	(3,669)
Net cash used in operating activities	(5,131)	(15,068)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(37)	(508)
Proceeds from disposal of property and equipment	—	115
Proceeds from sale of subsidiary	—	5,942
Trademark registrations	—	(154)
Net cash (used in) provided by investing activities	$(37)	$5,395

MusclePharm Corporation
Consolidated Statements of Cash Flows (Continued)
(In thousands)

	For the Years Ended December 31,
	2017	2016
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	$3,000	$—
Payments on line of credit	—	(3,000)
Repayments of term loan	—	(2,949)
Net proceeds from convertible notes with a related party	871	11,000
Proceeds from secured borrowing arrangement, net of reserves	33,692	43,925
Payments on secured borrowing arrangement, net of fees	(30,988)	(41,245)
Repayments of other debt obligations	—	(20)
Repayment of capital lease obligations	(139)	(189)
Net cash provided by financing activities	6,436	7,522
Effect of exchange rate changes on cash	17	13
NET CHANGE IN CASH	1,285	(2,138)
CASH — BEGINNING OF PERIOD	4,943	7,081
CASH — END OF PERIOD	$6,228	$4,943
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$2,445	$1,557
Cash paid for taxes	$106	$218
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Warrants issued for legal settlement	$—	$1,815
Shares of common stock issued in conjunction with BioZone disposition	$—	$640
Property and equipment acquired in conjunction with capital leases	$—	$460
Beneficial conversion feature related to convertible note	$—	$601

Non-GAAP Adjusted EBITDA

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this press release discloses Adjusted EBITDA, which is net loss adjusted for stock-based compensation, restructuring and asset impairment charges, gain/(loss) on settlement of accounts payable, loss on sale of subsidiary, amortization of prepaid sponsorship fees, other expense, net, amortization of prepaid stock compensation, depreciation and amortization of property and equipment, amortization of intangible assets, (recovery)/provision for doubtful accounts, , issuance of common stock warrants, settlement related, including legal and income taxes. In addition, the Company provides an Adjusted EBITDA, excluding one-time events which excludes charges related to executive severance, discontinued business/product lines, unusual credits against revenue and unusual spikes in whey protein costs. Management believes that these non-GAAP measures provide investors with important additional perspectives into our ongoing business performance.

The GAAP measure most directly comparable to Adjusted EBITDA is net loss. The non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net loss. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net loss and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Set forth below are reconciliations of our reported GAAP net loss to Adjusted EBITDA and Adjusted EBITDA excluding one-time events (in thousands):):

		Three Months Ended					Three Months Ended
	Year Ended Dec. 31, 2017	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Year Ended Dec. 31, 2016	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016
Net income (loss)	$(10,973)	$(2,547)	$(2,128)	$(3,149)	$(3,149)	$(3,477)	$8,771	$(1,447)	$(4,196)	$(6,605)
Non-GAAP adjustments:
Stock-based compensation	2,096	408	540	541	607	5,304	323	(116)	427	4,670
Restructuring and asset impairment charges	180	180	—	—	—	3,186	(970)	1,920	—	2,236
Gain on settlement of accounts payable	(430)	41	—	(22)	(449)	(9,927)	(9,927)	—	—	—
Loss on sale of subsidiary	—	—	—	—	—	2,115	—	—	2,115	—
Amortization of prepaid sponsorship fees	461	86	120	110	145	1,235	180	211	146	698
Other expense, net	4,072	1,546	858	690	978	2,313	1,009	117	516	671
Amortization of prepaid stock compensation	—	—	—	—	—	938	—	—	235	703
Depreciation and amortization of property and equipment	1,139	230	279	290	340	1,551	389	346	389	427
Amortization of intangible assets	320	80	80	80	80	576	80	80	196	220
(Recovery) provision for doubtful accounts	1,524	310	990	144	80	386	152	225	43	(34)
Issuance of common stock warrants to third parties for services	—	—	—	—	—	6	—	—	3	3
Settlement related, including legal	3,643	866	532	1,942	303	3,533	1,248	723	816	746
Provision for income taxes	142	24	14	76	28	318	180	—	7	131
Adjusted EBITDA	$2,174	$1,224	$1,285	$702	$(1,037)	$8,057	$1,435	$2,059	$697	$3,866

One-time events
Executive severance	831	109	66	134	522	1,062	—	—	—	1,062
Discontinued business/product lines	272	—	—	132	140	2,102	(121)	—	771	1,452
Unusual credits against revenue	1,141	—	—	—	1,141	—	—	—	—	—
Whey protein costs	1,322	—	—	296	1,026	—	—	—	—	—
Total one-time adjustments	$3,566	$109	$66	$562	$2,829	$3,164	$(121)	$—	$771	$2,514

Adjusted EBITDA excluding one-time	$5,740	$1,333	$1,351	$1,264	$1,792	$11,221	$1,314	$2,059	$1,468	$6,380

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